Exhibit 99.1

Safe Pro Group Reports 102% Revenue Growth in Third Quarter 2024

Nine-Month Revenues Increase 100% to Approximately $1.3 Million

Completes IPO to Support Enhancement of its AI-Powered Drone Imagery Analysis Platform in Ukraine; Expanded Drone-Based Service Offerings and Introduction of Advanced Ballistic Protection Solutions for Law Enforcement

AVENTURA, FL – November 14, 2024 – Safe Pro Group Inc. (Nasdaq: SPAI) (“Safe Pro” or the “Company”), a leading provider of artificial intelligence (AI) solutions specializing in drone imagery processing, today announced financial results for the third fiscal quarter ended September 30, 2024.

“Following our IPO in August, each of our subsidiaries made significant progress, securing key domestic and international customers across commercial, government and law enforcement sectors. Our teams continue to drive innovation including expanding our AI capabilities, introducing new drone-based services and advanced ballistic protection solutions,” said Dan Erdberg, Chairman and CEO of Safe Pro Group Inc.

Financial Highlights of the Quarter Ended September 30, 2024:

●	Total revenue for the third quarter of 2024 was $330,756, an increase of approximately $167,209 or 102.2% as compared to revenue of $163,547 recorded in the same period prior year. Revenue was primarily driven by an increase in drone-based aerial services contract revenue generated at the Company’s Airborne Response unit. For the nine months ended September 30, 2024 and 2023, revenues generated were $1,281,399 and $640,062, an increase of $641,337 or 100.2%.
●	Gross margin for the third quarter of 2024 increased to 40.6% compared to 38.2% for the third quarter of 2023, primarily due to the sale of certain higher margin manufactured products. For the nine months ended September 30, 2024 and 2023, gross margins were 34.5% and 36.4%, respectively.

Organizational Highlights and Recent Business Developments:

●	On August 30, 2024, the Company announced the closing of its initial public offering of 1,020,000 shares of common stock. Its shares began trading on the Nasdaq Capital Market under the ticker symbol “SPAI” on August 28, 2024.
●	The Company recorded its first revenue from its patent-pending artificial intelligence-powered SpotlightAITM drone image analysis platform in the third quarter of 2024, completing a drone survey operation in Ukraine under a purchase order (PO) awarded by the United Nations Development Programme (UNDP). Through the end of the third quarter and into November, the Company has seen increased interest and utilization of SpotlightAITM from commercial entities in agriculture, government and humanitarian aid, all of which are seeking to address the massive landmine crisis in Ukraine. Powered by the hyper scalability of the Amazon Web Services (AWS) cloud, as of November, SpotlightAITM has now processed over 840,614 images, analyzed over 11,768 GB of data and identified over 10,912 real-world landmines and unexploded ordnance. Real-world landmine detection statistics from Ukraine can be found at the Company’s Real-World Landmine Detection Counter at https://safeproai.com/landmine-detections/

●	In September 2024, Safe Pro received an official Notice of Allowance from the US Patent and Trademark Office (USPTO) confirming the patentability of all 21 claims in the Company’s patent application entitled “Systems and Methods for Detecting and Identifying Explosives.” These claims cover autonomous detection, identification, and labeling of explosives in orthomosaic images utilizing AI processing of images from an unmanned aerial vehicle (“UAV”) as utilized by its SpotlightAI™ drone imagery analysis ecosystem.
●	During the quarter, Airborne Response, the Company’s aerial managed services unit, advanced its Drone as a First Responder (DFR) solution announcing that its municipal police department customer has received a Certificate of Authorization (COA) from the FAA for operation of its DFR system. Airborne Response also received its second contract extension with Citizens Property Insurance for urgent response and routine aerial services.

“We are seeing strong momentum both domestically and internationally as we accelerate business and product development activities across the organization. In Ukraine, supported by AWS and driven by new features such as 3-D mapping, we are growing our network of partners and customers for SpotlightAITM to include new commercial relationships. At home, through innovative protective solutions such as our advanced, ultra-lightweight and ultra-thin body armor plates like the new ‘305 Pro’ and enhanced drone-based services, we are equipping law enforcement and first responders to better protect our communities. We are excited about the progress we are making toward fulfilling our vision and mission and are optimistic by what we see ahead for our company and customers,” concluded Mr. Erdberg.

For more information about Safe Pro Group, its subsidiaries, and technologies, please visit https://safeprogroup.com/ and connect with us on Linked-In, Facebook and X.

About Safe Pro Group Inc.

Safe Pro Group is a leading provider of artificial intelligence (AI) solutions specializing in drone imagery processing leveraging commercially available “off-the-shelf” drones with its proprietary machine learning and computer vision technology to enable rapid identification of explosives threats, providing a much safer and more efficient alternative to traditional human-based analysis methods. Built on a cloud-based ecosystem and powered by Amazon Web Services (AWS), Safe Pro Group’s scalable platform is targeting multiple markets that include commercial, government, law enforcement and humanitarian sectors where its Safe Pro AI software, Safe-Pro USA protective gear and Airborne Response drone-based services can work in synergy to deliver safety and operational efficiency. For more information on Safe Pro Group Inc., please visit https://safeprogroup.com/.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements relate to future events, future expectations, plans and prospects. Although Safe Pro Group believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Safe Pro Group has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. Any forward-looking statements contained in this press release speak only as of its date. Safe Pro Group undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except as required by law.

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